UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

Madre Tierra Mining Ltd.
(Exact name of issuer as specified in its charter)

British Columbia, Canada	n/a
State or other jurisdiction of incorporation or organization	(IRS. Employer Identification No.)

Madre Tierra Mining Ltd., 1321 Blanshard Street, Suite 301, Victoria, British Columbia, Canada V8W 0B6

 (Full mailing address of principal executive offices)

(855) 501-1334

(Issuer’s telephone number, including area code)

Unit, Common Stock and Common Stock Warrants

(Title of each class of securities issued pursuant to Regulation A)

PART II

Within this Annual Report on Form 1-K (the “Annual Report”), the terms “we,” “our,” “Company,” and “Madre Tierra” refer to Madre Tierra Mining Ltd. All references to currency are presented in United States Dollars unless otherwise indicated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the applicable federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance, or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements, or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors you should consider in evaluating our forward-looking statements.

These factors include, without limitation:

•	limited operating history and net losses,
•	unpredictable events, such as the COVID-19 outbreak and associated business disruptions,
•	the success of our mining operations will require significant capital resources,
•	reliance on certain licenses and authorization,
•	regulatory compliance risks,
•	retention and acquisition of skilled personnel,
•	risks inherent in the mining business,
•	competition,
•	legal and regulatory proceedings,
•	ability to establish and maintain bank accounts,
•	acquiring and maintaining adequate insurance coverage,
•	protected areas designated by the National System of Protected Areas,
•	changes in corporate structure,
•	emerging market risks; and
•	global economic risks.

Risks related to investment in a company with Colombian operations include:

•	economic and political risks inherent with any investment in Colombia,
•	governmental influence on the Colombian economy,
•	internal security issues; and
•	political and economic instability in the region.

Financial and accounting risks include:

•	foreign sales,
•	risks related to conducting operations in a foreign currency,
•	estimates or judgments relating to critical accounting policies,
•	tax risks,
•	failure to develop our internal controls.

For a full discussion of the risks applicable to the Company, please see our offering circular dated September 9, 2021, which is available here, https://www.sec.gov/Archives/edgar/data/0001844557/000159406221000116/form253g2.htm.

Any forward-looking statement we make in this Form 1-K speaks only as of the date of this Form 1-K; except as required by applicable law or securities regulation, we do not undertake any obligation to update or revise or to publicly announce any update or revision to, any of the forward-looking statements in this Form 1-K, whether as a result of new information, future events or otherwise, after the date of this Form 1-K.

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ITEM 1. BUSINESS

NARRATIVE DESCRIPTION OF THE BUSINESS

Introduction

We are not your traditional gold company. We aim to provide our shareholders with the upside potential associated with mineral exploration, development and commercialization, while also attempting to limit our risk exposure to the volatility associated with mineral exploration, and dependency on capital markets to raise adequate capital to complete our mineral exploration program, by leveraging our commercialization license, as defined in our Offering Circular September 9, 2021, issued by the Ministerio de Comercio, Industria y Turismo (the Ministry of Commerce, Industry and Tourism) (the “MCIT”), which enables the Company to purchase raw gold from private licensed miners and sell such raw gold, at a higher price, to gold refineries in Colombia and internationally (the “Gold Trading business”). Using the cash flow generated by our gold trading business, we aim to focus on the exploration and, if commercially viable, the development and commercialization of our 90% owned El Carlinita gold project located in the municipalities of Montecristo and Santa Rosa del Sur, Bolivar, Colombia. Through our diversified asset base, a cash flow generating gold trading business, and exposure to gold exploration upside, we aim to offer shareholders a unique opportunity to benefit beyond that of a traditional gold trading business. The Company has one 90% owned subsidiary, Madre Tierra Mining CI S.A.S (“MTM Sub”), incorporated under the laws of Colombia and has its registered office address at Cra. 7 #156-68 Torre 3, Office No. 1103, Bogota, Colombia.

Segment Information

As of the fiscal year ended December 31, 2021, the Company has not generated any revenue from operations. If we begin to generate income from operations, we intend to report income in two business segments: gold trading and mineral exploration. We believe our gold trading business will generate revenue by purchasing gold, at a discount to the international spot price, from licensed local and artisanal miners, aggregate a meaningful quantity, and then sell the gold to refineries located at a higher price in Colombia or internationally. Our mineral exploration program is in the exploration and development phase, with the Company’s current focus being on the initiation and completion of a comprehensive exploration program to complete a mineral resource estimate that meets NI 43-101 standards. Until the completion of the mineral resource estimate, the Company cannot estimate the timing or magnitude of potential revenues derived from our Mineral Exploration operations.

During the fiscal year ended December 31, 2021, the Company has focused on raising equity capital to fund our mineral exploration program as well as the operationalizing our gold trading business. Further, the Company has is working to build relationships with our local mining partners and international partners and distributors to support our gold trading business.

Gold Trading Business

Effective July 30, 2020, the Company, through MTM Sub, acquired the commercialization license from the MCIT. Pursuant to the commercialization license, MTM Sub can purchase raw gold from private licensed miners in Colombia and sell such raw gold, at a higher price, to gold refineries in Colombia and internationally. The Company paid COP$160,000,000 (approximately $44,445) to the MCIT to acquire the commercialization license. In connection with the acquisition of the commercialization license, the Company, pursuant to a finder’s fee agreement dated May 15, 2020, engaged Quantum Energy & Gas LLC (“Quantum”) to assist the Company in soliciting the commercialization license, including assisting the Company with the preparation of all materials required for the application and advising the Company on governmental relations related to the solicitation of the commercialization license. As consideration for Quantum’s services, the Company agreed to pay Quantum (i) $500,000 on or before June 29, 2021 (not completed), subject to the Company completing an equity or debt financing of a minimum of $3,000,000; and (ii) $500,000 upon the Company commencing the commercial sale of gold pursuant to the commercialization license within 18 months of the acquisition date. As the payment terms are contingent on certain triggering events that have not yet taken place, no amounts have been paid or accrued in connection with this agreement. The Company is in discussions with Quantum with respect to the potential amendment of the terms of the agreement.

Currently, there are only 24 commercialization licenses in good standing in Colombia. Pursuant to the commercialization license, MTM Sub intends to purchase raw gold from private licensed miners and sell such raw gold, at a higher price, to gold refineries in Colombia and internationally. Subject to obtaining adequate financing, Madre Tierra shall recruit a sales team to identify private licensed miners and purchase raw gold from such entities. The purchased raw gold will then be sold at a higher price to refineries in Colombia and other international locations. The Colombian government restricts the purchase and sale of gold, and only companies with commercialization licenses may engage in such transactions.

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During the fiscal year ended December 31, 2021, the Company has worked to build relationships with local and artisanal miners in Colombia to discuss the indicative terms of a Letters of Intent and Definitive Agreements pursuant to which the Company will purchase gold from the local and artisanal miners. The Company anticipates that the Letters of Intent (the LOI’s) will be non-binding and set forth the indicative terms and conditions pursuant to which the Company will negotiate a Definitive Agreement which will be a binding obligation on the Company. The Company anticipates the general terms and conditions of the LOI’s to be that the Company will be obligated purchase a minimum quantity of gold per month or quarter at a fixed percentage discount, ranging between fifteen percent (15%) and thirty percent (30%) to the internationally quoted gold price. As at the date of this Annual Report on Form 1-K, the Company has not entered any LOI’s or Definitive Agreements with local and artisanal miners. Further, the Company entered discussions with various service providers, including transportation and logistics providers, shipment security providers and refineries located within Colombia, and internationally, that may provide services or become customers of the Company as we progress towards wholesale operations.

Mineral Exploration

The Company has been assigned one mining licence, located in Colombia. The mining rights expire on July 20, 2039. In order to maintain the licence in good standing the Company must pay annual licence fees of approximately $532. An application has been made to the government and is in process to transfer the title to the Company. There can be no assurance the application will be completed as filed.

Effective June 10, 2020, the Company, through MTM Sub, was assigned the mining license (the “Mining Licence”), which comprises the Madre Tierra Project, from Ivan Yesid Galvis Chacon and Pablo Cesar Murcia Rodriguez (collectively, the “Vendors”). In exchange for the Mining Licence, the Company (i) paid the Vendors COP$80,000,000 (approximately $22,222), (ii) paid COP$11,593,657 (approximately $3,221) to the ANM and Colombian government for past due fees and taxes, (iii) paid COP$33,117,700 (approximately $9,200) to settle certain debts of the Vendors related to the Mining Licence; and (iv) granted the Vendors a 10% equity interest in MTM Sub. “”“”

In connection with the acquisition of the Mining License, the Company, pursuant to a finder’s fee agreement dated May 15, 2020, engaged Grupo Andino de Inversiones LLC (“Grupo Andino”) to identify potential mining Licenses and acquisition targets in Colombia and to assist the Company with the completion of any acquisition of such assets. Grupo Andino identified the Mining License for the Company and facilitated the acquisition thereof by the Company from the Vendors. As consideration for Grupo Andino’s services, the Company agreed to pay Grupo Andino (i) $500,000 on or before June 29, 2021 (not completed), subject to the Company completing an equity or debt financing of a minimum of $2,000,000; and (ii) $500,000 upon the Company commencing a mineral exploration drill program on any mining license in Columbia within 18 months of the acquisition date. On December 10, 2021 the Company terminated the finders fee agreement dated May 15, 2020.

Madre Tierra plans to initially undertake exploration program. The drilling program results, and related exploration work will be used to prepare an independent National Instrument 43-101 compliant mineral resource estimate and technical report. Madre Tierra expects to engage a recognized independent geological/engineering firm to complete such a report.

Competitive Conditions

The mining business is competitive in the exploration, development, and production phases. Madre Tierra competes with several other exploration and mining companies searching for and acquiring mineral properties or raising capital, many of whom have greater financial resources. As a result of this competition, Madre Tierra may be unable to acquire attractive mineral properties in the future on terms it considers acceptable or raise additional capital. Madre Tierra also competes for financing with other resource companies, many of whom have greater financial resources and/or more advanced properties. There can be no assurance that additional capital or different types of financing will be available if needed or that, if available, the terms of such financing will be favorable to Madre Tierra.

The ability of Madre Tierra to acquire properties or raising additional capital largely depends on its success in exploring and developing its present properties and on its ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development as well as our success in commercializing our Gold Trading business. Madre Tierra may compete with other exploration and mining companies to procure equipment and for the availability of skilled labor. Factors beyond the control of Madre Tierra may affect the marketability of minerals mined or discovered by Madre Tierra.

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Industry and economic factors that may affect our business

Madre Tierra anticipates having to rely on financings through the issuances of common stock in order to continue to fund activities. There are significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development. Certain uncertainties relating to the global economy, political uncertainties and increasing geopolitical risk, increased volatility in the prices of potash and other minerals, as well as increasing volatility in the foreign currency exchange markets may also impact the Company’s business and our ability to raise new capital, and accordingly, may impact our ability to remain a going concern.

Madre Tierra’s operations are also exposed to various regulatory, economic, political, and other risks and uncertainties that may impact the Company’s business and our ability to raise new capital. There can be no assurance that Madre Tierra will be able to comply with any changing regulatory, economic or political environment.

Environmental

Under Colombian law, land ownership creates a presumption of liability for environmental damage in case of a breach of environmental laws, environmental damages, and the violation of an environmental license or any other administrative act issued by environmental authorities. Environmental authorities may investigate potential claims, authorize preventative measures, or impose sanctions to corporations for breaching environmental laws.

General principles of environmental law are set out in Law 99 of 1993. Moreover, article 9 of the National Code of Natural Resources and Protection of the Environment, issued through Decree 2811 of 1974, establishes the principles governing the use of natural resources, including, inter alia, that natural resources must be used without causing any harm to the interests of the community or third parties.

Any person, including corporations, who cause environmental damage while acting under the authority of a permit or environmental license, is responsible for the costs incurred to rectify the damage. Environmental sanctions are independent of other civil and criminal penalties imposed for the same action or damage. Therefore, the environmental damage caused while a party performs any activity without the required license constitutes a breach of Law 99 of 1993 and may lead to sanctions and civil or criminal proceedings. Furthermore, Parties liable for environmental damage will also be required to carry out studies to assess the characteristics of the damage.

Political and Economic Conditions

Stable, Democratic Government

Colombia is a republic characterized as a democratically elected representative system with a president as its head of state and head of the executive. The Colombian legislature comprises a 102-member Senate and a 166-member Chamber of Representatives. On June 17, 2018, Iván Duque Márquez of the right-wing Centro Democrático (CD) was elected president. President-elect Duque took office on August 7, 2018. Colombia has a multitude of political parties and coalitions divided along ideological or single-issue lines. Changes in who holds political office at both the national and regional level is common. The political conditions in Colombia are generally stable. However, large portions of the country remain in the control of armed groups, despite efforts to advance peace processes.

Risks Faced by Foreign Companies Operating in Colombia

Although Colombia is generally open to foreign direct investments, foreign companies operating in Colombia face a number of risks. For example, while Colombia has a strong legal framework for commercial matters that defines the rights of businesses, reviews regulatory enforcement procedures, and resolves contract disputes, the system is constrained by delays and corruption. A lack of coordination between government bodies and a lack of available resources have contributed to the delays. The time between when a plaintiff files a lawsuit and a resolution averages 1,288 days; the enforcement of an award granted due to arbitration can take up to two years. Furthermore, high-profile corruption cases continue to frequently arise despite many anti-corruption initiatives being implemented in the past eight years by outgoing president Juan Manuel Santos.

Furthermore, while free trade agreements, economic integration agreements, and other initiatives have streamlined the process for importing and exporting goods in Colombia, trade barriers persist. For example, theft in customs warehouses and transportation trucks continues to be an issue. Additionally, customs officials can detain shipments indefinitely for errors ranging from incorrect tariff schedule classifications to typographical errors in paperwork.

Lastly, a lack of effective labor law enforcement, particularly in rural areas, creates a reputational risk for foreign companies operating in Colombia. Moreover, government labor officials’ decreases in the number of inspections of workplaces and the inability of inspectors to receive logistical assistance from employers and/or employees when accessing workplaces are also concerns.

For additional information concerning the various risks that may impact the Company’s business, financial condition, and operating results, see “Risk Factors” in the Offering Circular dated September 9, 2021 (the “Offering Circular”), which may be retrieved at the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) at www.sec.gov

Legal Proceedings

There are no current legal proceedings against the Company.

Employees/Consultants

We have four part-time consultants located in Canada and four part-time consultants located in Colombia. We do not currently have any pension, annuity, profit-sharing, or similar employee benefit plans, although we may choose to adopt such programs in the future.

We plan to engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs or to perform specific tasks in connection with our business development activities.

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ITEM 2. MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with the consolidated and notes thereto appearing elsewhere in this Annual Report on Form 1-K. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated or implied by these forward-looking statements due to a number of factors, including those discussed in the “Risk Factors” starting on page 8 of our Offering Circular and Cautionary Statement Regarding Forward-Looking Statements in this Annual Report on Form 1-K. Please see the notes to our consolidated financial statements for information about our significant accounting policies, critical estimates, judgments, and financial management and risk management.

General

We were formed as a British Columbia limited company on May 7, 2020. The Company was formed to engage in gold exploration and mining and gold trading, whereby we purchase gold or other minerals at a discount and sell them to the international markets for a profit. For additional information regarding our planned operations, refer to Item 1 of this Annual Report on Form 1-K.

Results of Operations

The following represents our performance highlights:

Revenues

As of December 31, 2021, the Company has not generated revenue in either of the Company’s prior fiscal years.

General and Administrative Expenses

The Company had a net loss of $431,617 during the fiscal year ended December 31, 2021, compared to a net loss of $1,165,707 in the prior year. The primary driver of the fiscal 2020 net loss was the consulting and management fees of $1,036,207 incurred by the Company, which decreased to $129,244 in fiscal 2021. The change is primarily the result of sales general and administrative fees, legal expenses and other administrative expenses required to operate the Company, and secure our licenses from the Colombian government, in fiscal 2020. The decrease in consulting and management fees of $906,963 is partially offset by increased professional fees, which increased to $160,668 in fiscal 2021 from $54,032 in the prior period. Further, general and administrative expenses increased to $144,983 in fiscal 2021 from $70,518 in fiscal 2020. These increases are primarily driven by increased business activity related to raising equity capital, including promotional and advisory services, for the Company and the planning and execution of operational infrastructure related to our gold trading business. The Company did not incur exploration expenses in fiscal 2021 (compared to $5,848 in fiscal 2020).

Liquidity and Capital Resources

As of December 31, 2021, the Company had $167,007 in cash on hand. On November 19, 2021, the Company received a $149,985 loan from a shareholder of the Company. The note payable bears an interest rate of 6% per annum. The note is payable, principal plus accrued interest, on-demand within 90 days’ notice from the lender. Further, the Company received $47,500 in units subscribed but not issued at a price per unit of $0.50 per share. Pursuant to the units subscribed but not issued, the Company will be issue a common share and one-half of one common share purchase warrant to purchase one additional common share at an exercise price of $0.75 per warrant share.

Capital Resources

We have significantly limited financial resources, and our plan to enter the gold mining business cannot be funded with our existing resources. We believe these cumulative factors raise doubt about our ability to continue as a going concern. As a result of our decision to enter the gold exploration and mining production market, we expect to incur significantly higher costs, and our resources are insufficient to cover those expected costs without raising capital. We do not consider our available cash and current assets to be sufficient to meet our future business plans without additional sources of liquidity. Without additional revenues, working capital loans, or equity investment, there is substantial doubt as to our ability to continue operations.

We believe these conditions have resulted from the inherent risks associated with emerging growth companies. Such risks include but are not limited to (i) uncertainty of gold and mineral production, (ii) changes in commodity prices at levels sufficient to cover our costs and provide a return for investors, (iii) our ability to attract additional capital in order to finance growth, and (iv) being able to successfully compete with other comparable companies in Colombia and the surrounding region that have substantially more financial resources than us.

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We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy. There is presently no agreement in place that will guarantee funding for us, and we cannot assure you that we will be able to raise any additional funds or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. The lack of additional funds will materially affect our business and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in our business.

Going Concern

Our consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue in operations for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the ordinary course of business. Realization values may be substantially different from carrying values, as shown. The financial statements do not affect adjustments necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Company’s future viability depends upon the acquisition and financing mineral exploration or other projects, including the operations of our gold trading business. If the mineral projects are successful, additional funds will be required for development and, if warranted, to place them into commercial production. The sources of future funds presently available to the Company are through the issuance of common shares. The ability of the Company to arrange such financing will depend, in part, on prevailing market conditions and the business performance of the Company.’ There can be no assurance that the Company will be successful in its efforts to arrange the necessary financing, if needed, on terms satisfactory to the Company. If additional financing is arranged through the issuance of shares, the Company’s control may change, and shareholders may suffer significant dilution.

Although the Company has taken steps to verify title to the properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to government licensing requirements or regulations, unregistered prior agreements, undetected defects, unregistered claims, native land claims, and non-compliance with regulatory and environmental requirements.

The Company does not have any operating assets that generate revenues and incurred for the year ended December 31, 2021 a net loss of $431,617 (period ended December 31, 2020 – a net loss of $1,165,707). As of December 31, 2021, the Company had a working capital deficiency of $361,623 (December 31, 2020 – working capital of $22,494). These conditions indicate the existence of material uncertainties which cast substantial doubt about the Company’s ability to continue as a going concern.

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ITEM 3. DIRECTORS AND OFFICERS,

Our Executive Officers and Directors

The table below sets forth the names, ages, and positions of our executive officers and members of our Board of Directors as of the date of this Annual Report on Form 1-K.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
Sasha Kaplun	Chief Executive Officer	38	June 2020 – Present	30
Robert Harrison	Chief Financial Officer	63	July 2020 – Present	15
Oscar Sepulveda	VP Exploration	68	July 2020 – Present	40
Directors:
Joel Freudman	Chairman	36	May 2020 – Present	N/A
Sasha Kaplun	Director	38	May 2020 – Present	N/A
Michael Chow	Director	44	May 2020 – Present	N/A
Peter Simeon	Director	45	May 2020 – Present	N/A

Business Experience and Biographical Information

The following is a summary of certain biographical information concerning our executive officers and directors.

Sasha Kaplun, Chief Executive Officer, and Director:

Sasha Kaplun has over 15 years of capital markets experience across trading, equity research, and investment banking. He began his career as an analyst with Citigroup in Toronto in their trading and risk treasury group and then with Citi’s investment management group. Mr. Kaplun was previously a partner at Clarus Securities for six years. He started as an equity research associate in the metals mining sector before moving over to investment banking, where he specialized in mining, diversified, technology, and cannabis sectors. Mr. Kaplun holds a bachelor’s degree in Business Commerce from Niagara University, where he played NCAA Division 1 Men’s Soccer and completed his MBA at the Schulich School of Business, York University in Toronto.

Robert Harrison, Chief Financial Officer:

Robert Harrison is a FCPA, FCGA and received his CGA designation in 1991. Mr. Harrison has a 40-year career in accounting, working for firms in the areas of commercial real estate, transportation, waste management, vehicle leasing, food and beverage operations, radio stations, aquaculture, and public accounting. During the previous five years, Mr. Harrison has been the CFO of the privately held, owner-operated Trius Group of Companies. In addition, he was the CFO of the public companies TRU Precious Metals Corp. (formerly Trius Investments Inc.) and IM Exploration Inc.

Oscar Sepulveda, VP Exploration:

Oscar Sepulveda is a geologist with over 20 years of experience in planning, management, and development of “greenfield” exploration programs, both for small and large companies, including Muriel Mining Corp, Gold-Plata Ltd, Geominera S.A and AngloGold Ashanti Colombia SA (“AGAC”). Mr. Sepulveda has been directly involved in the development of exploratory programs at various phases for Au-Cu-Mo Porphyry type deposits, Au-Ag veined Orogenic Systems, and Gold Systems associated with intrusions, with particular focus on the Northern Andes Block. As a member of the technical staff of AGAC (2003-2013), he was an integral part of the team responsible for the discoveries of the porphyry deposits of La Mina in 2004, Quebradona in 2005, and La Colosa in 2006. He was also directly involved in the early exploration stages of the Gramalote deposit. Mr. Sepulveda also participated in the joint venture between Gold-Plata and Goldfields Ltd that led to the discovery of the Au-Cu porphyry from Titiribí in 1996. Since July 2015, he has overseen the general management of METALS Consulting SAS, in which he has led consulting work in the South of Boliva and the generation of exploration targets in different areas of Colombia. From September 2017 to July 2018, he served as the VP of Exploration at Royal Road Minerals Ltd, responsible for the exploration program in Nicaragua (JV Mineros S.A.- RRM) and Colombia. Mr. Sepulveda holds a bachelor’s degree in Geology from Caldas University in Manizales, Colombia, as well as a Master’s Degree in Exploration and Geology from Rhodes University in South Africa.

Joel Freudman, Chairman:

Joel Freudman has served as Chairman of the Company’s Board of Directors since its inception in May 2020. Mr. Freudman is the Founder and President of Resurgent Capital Corp., a privately-owned merchant bank, and serves as a director and/or officer of a number of other micro-capitalization public and private companies, including TRU. Precious Metals Corp. Prior to founding Resurgent, he was Legal Counsel at Industrial Alliance Insurance and Financial Services Inc. Mr. Freudman holds a Bachelor of Commerce from the University of Toronto and a JD from Western University.

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Michael Chow, Director:

Michael Chow is currently Head of Syndication at an institutional equity and bond trader at CI Financial, one of Canada’s largest mutual fund companies. He has been in that position for the last three years. Prior to that, he was an Associate Vice President in Equity and Debt Capital Markets Investment Banking at Credit Suisse Securities for four years, where he advised companies in various industries, from tech to mining, on raising money in the public and private markets. He holds a BA from the University of Western Ontario.

Peter Simeon, Director:

Peter Simeon is an experienced corporate commercial and securities lawyer. As a partner in Gowling WLG (Canada) LLP’s Toronto office, he focuses his practice on corporate finance, mergers and acquisitions, and structured products. Working closely with issuers, underwriters, and other corporate clients, Mr. Simeon delivers practical, effective advice to help businesses move their transactions forward. He has acted for clients across various industries, such as mining, energy, and technology. His expertise includes public offerings, including initial public offerings, private placements, reverse takeovers, qualifying transactions, bought-deal financings, secondary offerings, and share and asset purchase transactions. In addition to his work in private practice, Mr. Simeon is also an experienced in-house lawyer. He spent several years as corporate counsel at a multinational technology company and completed a secondment at the Ontario Securities Commission in its Market Regulation Group. Mr. Simeon is on the board of directors of Bald Eagle Gold Corp. (TSXV: BIG), Phivida Holdings Inc. (CSE: VIDA), Tolima Gold Inc. (TSXV: TOM), and Cluny Capital Corp. (NEX:CLN.H). He holds an LLB from Osgoode Hall Law School at York University and a BA (Political Studies) from Queen’s University.

Compensation of Directors and Executive Officers

The following table sets forth information concerning the compensation of our executive officers and directors for the fiscal year ended December 31, 2021.

Name and Capacity(1)	Cash Compensation	Other Compensation(2)	Total Compensation

Sasha Kaplun (CEO//Director)	$120,000.00	-	$120,000.00
Robert Harrison (CFO)	$42,000.00	-	$42,000.00
Oscar Sepulveda (VP Exploration)
Joel Freudman (Chairman)	-	-	-
Michael Chow (Director)	-	-	-
Peter Simeon (Director)	-	-	-

(1) All figures in Canadian Dollars

(2) Any values reported in the “Other Compensation” column, if applicable, represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (ASC) 718 Share Based Payments, of grants of stock options and warrants to each of our named executive officers and directors.

Employment Agreements, Arrangements, or Plans

Sasha Kaplun

The Company has a contract with Sasha Kaplun for provision of consulting services to the Company in Mr. Kaplun’s capacity as Chief Executive Officer dated June 1, 2020, pursuant to which Mr. Kaplun is entitled to compensation for the provision of such services of base fees of CAD$10,000 per month. This agreement provides for a severance payment of six months’ base fees on termination by the Company without cause. This agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees. In the event that there is a change in control of the Company, either Mr. Kaplun or the Company shall have one year from the date of such change in control to elect to have this agreement terminated. In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to Mr. Kaplun that is equivalent to 12 months’ base fees plus an amount that is equivalent to all cash bonuses paid to Mr. Kaplun in the 12 months prior to the change in control. Following a change in control, all options granted to Mr. Kaplun shall be dealt with in accordance with the terms of the Company’s stock option plan; however, all options granted to Mr. Kaplun, but not yet vested, shall vest immediately. Similarly, following a change in control, all shares granted to Mr. Kaplun under the Company’s share compensation plan, but not yet vested, shall vest immediately.

9

Robert Harrison

The Company has a contract with Robert Harrison for consulting services to the Company in Mr. Harrison’s capacity as Chief Financial Officer, dated July 1, 2020, pursuant to which Mr. Harrison is entitled to compensation for the provision of such services of base fees of CAD$3,500 per month. This agreement provides for a severance payment of six months’ base fees on termination by the Company without cause. This agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees. In the event that there is a change in control of the Company, either Mr. Harrison or the Company shall have one year from the date of such change in control to elect to have this agreement terminated. In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to Mr. Harrison that is equivalent to 12 months’ base fees plus an amount that is equivalent to all cash bonuses paid to Mr. Harrison in the 12 months prior to the change in control. Following a change in control, all options granted to Mr. Harrison shall be dealt with in accordance with the terms of the Company’s stock option plan; however, all options granted to Mr. Harrison, but not yet vested, shall vest immediately. Similarly, following a change in control, all shares granted to Mr. Harrison under the Company’s share compensation plan, but not yet vested, shall vest immediately.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors and executive officers have, for the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences),
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity,
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated,
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or;
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in aggregate, we believe would have a material adverse effect on our business, financial condition, or operating results.

Family Relationships

There are no familial relationships amongst or between any of our directors or executive officers.

Significant Employees

We do not have any significant employees other than our current directors or executive officers named herein.

10

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of December 31, 2021, the following table displays the voting securities beneficially owned by all executive officers and directors as a group. There are no holders who beneficially own or control more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class(1)(2)
Common	All executive officers and directors as a single class	4,000,000 shares of common stock	6,000,000 common shares are issuable upon exercise of stock options, and 5,500,000common shares are issuable upon exercise of warrants.	19.01%

(1) Includes shares issuable upon exercise of warrants and options.

(2) The final column (Percent of Class) includes a calculation of the amount the group owns now, plus the amount the group is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount all executive officers and directors as a single class could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

Except as described in the following paragraph, there has not been, nor is there currently proposed, any transaction in which the Company or any of its subsidiaries are or were a participant and the amount involved exceeds the lesser of $120,000 or 1% of the total assets as of the year ended December 31, 2021, and in which any of our directors, executive officers, holders of more than 5% of our Common Shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

Included in the amounts payable and accrued liabilities as at December 31, 2021 is (1) $149,608 (2020 - $54,866) owed to Gestaltqualitat Inc. for consulting services to the Company in the capacity of Chief Executive Officer (Sasha Kaplun is an officer and director of the Company and is also a director and officer of Gestaltqualitat Inc.) and (2) $49,785 (2020 - $16,460) owed to Robert Harrison for management services to the Company in the capacity of Chief Financial Officer. These amounts are non-interest bearing, unsecured and due on demand.

The Company is a party to consulting agreements with Sasha Kaplun and Robert Harrison, officers of the Company. Currently, these contracts require payments of approximately CAD $162,000 ($131,000 USD) to be made upon the occurrence of a change in control to the aforementioned officers of the Company. The Company is also committed to paying to each such officer upon termination of approximately CAD$81,000 ($65,000 USD) pursuant to the term of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these financial statements.

Review, Approval, and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures to review, approve or ratify transactions with our executive officer(s), director(s), and significant shareholders. We intend to establish formal policies and procedures in the future once we have sufficient resources and have appointed additional directors so that such transactions will be subject to the review, approval, or ratification of our Board of Directors or an appropriate committee thereof. Our directors will continue to approve any related party transaction on a moving forward basis.

ITEM 6. OTHER INFORMATION

None.

11

ITEM 7.                FINANCIAL STATEMENTS

MADRE TIERRA MINING LTD.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021
AND FOR THE PERIOD FROM INCORPORATION ON MAY 7, 2020 TO DECEMBER 31, 2020

(Expressed in United States Dollars)

12

Independent Auditor’s Report

To the Shareholders of Madre Tierra Mining Ltd.

Report on the consolidated financial statements

We have audited the consolidated financial statements of Madre Tierra Mining Ltd (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2021 and 2020, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the year ended December 31, 2021, and for the period from incorporation on May 7, 2020 to December 31, 2020, and notes to the consolidated financial statements.

Management’s Responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position as at December 31, 2021 and 2020, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the year ended December 31, 2021 and for the period from incorporation on May 7, 2020 to December 31, 2020 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net loss during the year ended December 31, 2021.  As stated in Note 1, the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this material uncertainty. Our opinion is not modified with respect to this matter.

Information Other Than the Financial Statements and Auditor’s Report Theron

Management is responsible for the other information included in the annual report. The other information comprises the information included in the annual report but does not include the financial statements and our auditor's report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

McGovern Hurley LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

April 26, 2022

13

Madre Tierra Mining Ltd. Consolidated Statements of Financial Position (Expressed in United States Dollars)

As at December 31,	2021	2020
ASSETS

Current assets
Cash	$167,007	$122,974
Share subscriptions receivable	2,125	-
Other receivable	271	-
Accrued interest receivable	53	32
Prepaid expenses	-	822
Total assets	$169,456	$123,828

LIABILITIES AND EQUITY

Current liabilities
Accounts payable and accrued liabilities (note 11)	$380,059	$101,334
Note payable to shareholder (note 7)	151,020	-
Total liabilities	531,079	101,334

Shareholders’ equity (deficiency)
Share capital (note 8)	1,188,201	1,188,201
Shares subscribed, not issued (note 8)	47,500	-
Deficit	(1,580,754)	(1,159,352)
Equity (deficit) attributable to owners of the Company	(345,053)	28,849
Non-controlling interest	(16,570)	(6,355)
Total shareholders’ equity (deficiency)	(361,623)	22,494
Total liabilities and shareholders’ equity (deficiency)	$169,456	$123,828

Nature of operations and going concern (note 1)

Commitment and contingencies (note 12)

Subsequent events (note 13)

Approved on behalf of the Board:

“Joel Freudman”	Director

“Sasha Kaplun”	Director

The accompanying notes to the consolidated financial statements are an integral part of these statements.

14

Madre Tierra Mining Ltd. Consolidated Statements of Loss and Comprehensive Loss (Expressed in United States Dollars)

	For the Year Ended December 31, 2021	From period of incorporation on May 7, 2020 to December 31, 2020

Operating expenses
Consulting and management fees (note 11)	$129,244	$1,036,207
Professional fees	160,668	54,032
General and administrative expenses	144,983	70,518
Exploration expenses	-	5,848
Loss (gain) on foreign exchange	(4,303)	(875)
Interest (income) expense	1,025	(23)

Net loss and comprehensive loss for the period	$431,617	$1,165,707

Net loss and comprehensive loss attributable to:
Equity holders	$421,402	$1,159,352
Non-controlling interest	10,215	6,355
Net loss and comprehensive loss for the period	$431,617	$1,165,707

Basic and diluted net loss per share attributable to equity holders	$(0.01)	$(0.03)
Weighted average number of common shares outstanding – basic and diluted	70,000,000	33,305,588

The accompanying notes to the consolidated financial statements are an integral part of these statements.

15

Madre Tierra Mining Ltd. Consolidated Statements of Changes in Shareholders’ Equity (Deficiency) (Expressed in United States Dollars)

	Attributable to owners of the Company						Total
	Number of Shares	Share capital	Shares to be issued	Deficit	Total	Non-controlling interest	shareholders’ equity (deficiency)
Balance, May 7, 2020 (Incorporation)	-	$-	$-	$-	$-	$-	$-

Common shares issued (note 8)	70,000,000	1,188,201	-	-	1,188,201	-	1,188,201
Net loss for the period	-	-	-	(1,159,352)	(1,159,352)	(6,355)	(1,165,707)
Balance, December 31, 2020	70,000,000	$1,188,201	$-	$(1,159,352)	$28,849	$(6,355)	$22,494
Shares to be issued (note 8)	-	-	47,500	-	47,500	-	47,500
Net loss for the period	-	-	-	(421,402)	(421,402)	(10,215)	(431,617)

Balance, December 31, 2021	70,000,000	$1,188,201	$47,500	$(1,580,754)	$(345,053)	$(16,570)	$(361,623)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

16

Madre Tierra Mining Ltd. Consolidated Statement of Cash Flows (Expressed in United States Dollars)

	For the year ended December 31, 2021	From period of incorporation on May 7, 2020 to December 31, 2020

Operating activities
Net loss	$(431,617)	$(1,165,707)
Accrued interest payable	1,035	-
Changes in non-cash working capital
Share subscriptions receivable	(2,125)	-
Other receivable	(271)	-
Accrued interest receivable	(21)	(32)
Prepaid expenses	822	(822)
Amounts payable and accrued liabilities	278,725	1,053,236
Net cash used in operating activities	(153,452)	(113,325)

Financing activities
Proceeds from shareholder loan	149,985	-
Shares to be issued	47,500	-
Proceeds from share issuance	-	236,299
Net cash provided by financing activities	197,485	236,299

Net change in cash	$44,033	$122,974
Cash, beginning of period	122,974	-
Cash, end of period	$167,007	$122,974

Supplementary information
Shares issued for services (note 8 (b) (iii))	$-	$951,902

The accompanying notes to the consolidated financial statements are an integral part of these statements.

17

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

1. Nature of operations and going concern

Madre Tierra Mining Ltd. (the “Company” or “Madre Tierra”) was incorporated under the laws of the Province of British Columbia, Canada by Articles of Incorporation, dated May 7, 2020. The Company was formed to engage in gold exploration and mining in Colombia and elsewhere in South America. The address of the Company’s corporate office and principal place of business is 1321 Blanshard Street, Suite 301, Victoria, British Columbia.

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue in operations for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Realization values may be substantially different from carrying values as shown and the financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Company’s future viability depends upon the acquisition and financing of mineral exploration or other projects. If the mineral projects are to be successful, additional funds will be required for development and, if warranted, to place them into commercial production. The sources of future funds presently available to the Company is through the issuance of common shares. The ability of the Company to arrange such financing will depend, in part, on prevailing market conditions as well as the business performance of the Company. There can be no assurance that the Company will be successful in its efforts to arrange the necessary financing, if needed, on terms satisfactory to the Company. If additional financing is arranged through the issuance of shares, control of the Company may change, and shareholders may suffer significant dilution.

Although the Company has taken steps to verify title to the properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to government licensing requirements or regulations, unregistered prior agreements, undetected defects, unregistered claims, native land claims, and non-compliance with regulatory and environmental requirements.

The Company does not have any operating assets that generate revenues and incurred for the year ended December 31, 2021 a net loss of $431,617 (period ended December 31, 2020 – a net loss of $1,165,707). As of December 31, 2021, the Company had a working capital deficiency of $361,623 (December 31, 2020 – working capital of $22,494). These conditions indicate the existence of material uncertainties which cast substantial doubt about the Company’s ability to continue as a going concern.

The global outbreak of COVID-19 (coronavirus) has had a significant impact on businesses through restrictions put in place by the Canadian and provincial governments regarding travel, business operations and isolations/quarantine orders. At this time, it is unknown the extent of the impact the COVID-19 outbreak may have on the Company as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate geographic spread of the disease and the duration of the outbreak, including the duration of travel restrictions, business closures or disruptions and quarantine/isolation measures that are currently, or may be put, in place by Canada and other countries to fight the virus. While the extent of the impact on the Company to-date has not been material, we anticipate that this outbreak may cause supply chain disruptions, staff shortages and increased government regulations, all of which may negatively impact the Company’s business and financial condition.

These consolidated financial statements were authorized for issue by the Board of Directors of the Company as of April 26, 2022.

18

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

2. Basis of presentation and compliance

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). The principle accounting policies applied in the presentation of these consolidated financial statements are set out in note 3.

Basis of presentation

These consolidated financial statements have been prepared on a going concern basis, under the historical cost basis (except for financial instruments carried at fair value), and using the accrual basis of accounting, except for cash flow information.

The preparation of consolidated financial statements in accordance with International Accounting Standards (“IAS”) 1, Preparation of Financial Statements, requires the use of certain critical accounting estimates. It also requires management to exercise judgement in applying the Company’s accounting policies.

Functional currency and foreign currency translation

The consolidated financial statements are presented in United States dollars unless otherwise noted. Transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing on the dates of transactions. Monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at each reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Foreign currency translation differences are recognized in profit or loss. The functional currency of the Company and subsidiary is United States dollars.

Principles of consolidation

The consolidated financial statements reflect the financial position and results of operations of the Company and its 90% owned Colombian subsidiary Madre Tierra Mining CI S.A.S. (“MTM Sub”). All intercompany transactions and balances have been eliminated on consolidation. Subsidiaries are entities over which the Company has control, where control is defined to exist when the Company is exposed to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases.

Significant accounting estimates and judgements

The preparation of the Company’s consolidated financial statements in accordance with IFRS requires the Company to make estimates and judgments concerning the future. The Company’s management reviews these estimates and underlying judgments on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

Estimates and assumptions where there is significant risk of material adjustments to assets and liabilities in future accounting period include determining the fair value of measurements of consolidated financial instruments, and the recoverability and measurement of deferred tax assets.

19

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

2. Basic of presentation and compliance (continued)

The significant areas requiring the use of management estimates include:

-	The valuation of share-based compensation (notes 3 and 8);
-	The recoverability and measurement of deferred income taxes (notes 3 and 9)
-	Income, value added, withholding and other taxes (note 3); and
-	The recognition of contingent liabilities (notes 3 and 12)

The significant judgments applying to these consolidated financial statements include:

-	the assessment of the Company’s ability to continue as a going concern and whether there are events or conditions that may give rise to significant uncertainty (note 1)
-	determination of the functional currency of the Company and its subsidiary

3. Significant accounting policies

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements for the periods ended December 31, 2021 and 2020.

Share based compensation

Share based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued if it is determined the fair value of the goods or services cannot be reliably measured and are recorded at the date the goods or services are received. The Company operates an employee stock option plan. The corresponding amount is recorded to the stock option reserve. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. On exercise of a stock option, any amount related to the initial value of the stock option, along with the proceeds from exercise are recorded to share capital. On expiry of a stock option, any amount related to the initial value of the stock option is recorded to deficit.

Management determines the fair value of share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviors and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Where the terms and conditions of options are modified, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the statements of loss over the remaining vesting period. When stock options are granted by the Company, the corresponding increase is recorded to share-based payments reserve.

20

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

3. Significant accounting policies (continued)

Financial instruments

The following is the Company’s accounting policy for financial instruments under IFRS 9 Financial Instruments:

Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (“FVTOCI”) or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

The Company’s financial instruments consist of the following:

Financial assets:	Classification:
Cash	Amortized cost
Share subscriptions receivable	Amortized cost
Other receivables	Amortized cost
Accrued interest receivables	Amortized cost

Financial liabilities:	Classification:
Accounts payable and accrued liabilities	Amortized cost
Note payable	Amortized cost

Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statements of loss and comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the statements of loss in the period in which they arise.

Debt investments at FVTOCI

These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in Other Comprehensive Income (“OCI”). On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Equity investments at FVTOCI

These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss.

21

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

3. Significant accounting policies (continued)

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in the statements of loss and comprehensive loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The Company also derecognizes a financial liability when the terms of the liability are modified such that the terms and or cash flows of the modified instrument are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

Gains and losses on derecognition are generally recognized in profit or loss.

Exploration and evaluation assets

The Company expenses exploration and evaluation expenditures as incurred. Exploration and evaluation expenditures include acquisition costs of mineral property rights, property option payments and exploration and evaluation activities.

Once a project has been established as commercially viable, technically feasible and the decision to proceed with development has been approved by the Board of Directors, related development expenditures are capitalized. This includes costs incurred in preparing the site for mining operations. Capitalization ceases when the mine is capable of commercial production. The capitalized balance, net of any impairment recognized, is then reclassified to either tangible or intangible mine development assets according to the nature of the asset.

22

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

3. Significant accounting policies (continued)

Restoration and environmental obligations

The Company recognizes liabilities for statutory, contractual, constructive, or legal obligations associated with the retirement of long-term assets, when those obligations result from the acquisition, construction, development, or normal operation of the assets. The net present value of future restoration cost estimates arising from the decommissioning of plant and other site preparation work is capitalized to the related asset along with a corresponding increase in the restoration provision in the period incurred or expensed if incurred during the exploration and evaluation stage. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value.

The Company’s estimates of restoration costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to the related asset with a corresponding entry to the restoration provision. The Company’s estimates are reviewed annually for changes in regulatory requirements, discount rates, effects of inflation and changes in estimates.

Changes in the net present value, excluding changes in the Company’s estimates of restoration costs, are charged to the statement of loss for the period.

The net present value of restoration costs arising from subsequent site damage that is incurred on an ongoing basis during production are charged to the statement of loss in the period incurred.

As at December 31, 2021 and 2020, the Company had no significant restoration and environmental obligations.

Loss per share

Basic loss per share is calculated by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. For all periods presented, the loss attributable to common shareholders equals the reported loss attributable to owners of the Company. Diluted loss per share is calculated by assuming proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period.

During the reporting periods presented herein, diluted loss per share is equal to basic loss per share as the effects of outstanding options and warrants is anti-dilutive.

Non-controlling interest

For non-wholly owned, controlled subsidiaries, the net assets attributable to outside equity shareholders are presented as “non-controlling interests” in the equity section of the consolidated statement of financial position. Loss for the period that is attributable to non-controlling interests is calculated based on the ownership of the minority shareholders in the subsidiary. Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions. Gains or losses on disposals to non-controlling interests are also recorded in equity.

23

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

3. Significant accounting policies (continued)

Impairment of assets

The carrying amount of the Company’s assets is reviewed at each reporting date to determine whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. Impairment losses are recognized in the statement of comprehensive loss.

The recoverable amount of assets is the greater of an asset’s fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is only reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount. Any reversal of impairment cannot increase the carrying value of the asset to an amount higher than the carrying amount that would have been determined had no impairment loss been recognized in previous years.

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment.

Income taxes

Current income tax:

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Company operates and generates taxable income.

Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income tax:

Deferred income tax is recognized, using the asset and liability method, on temporary differences at the reporting date arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and recognized only to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

24

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

3. Significant accounting policies (continued)

Income, value added, withholding and other taxes

The Company is subject to income, value added, withholding and other taxes. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income, value added, withholding and other tax liabilities requires interpretation of complex laws and regulations. The Company is also subject to tax regulations as they relate to flow-through financing arrangements. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax related filings are subject to government audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made.

Leases

Leases – Lessee

A contract is a lease (or may contain a lease) if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. A lease liability is recognized at the commencement of the lease term at the present value of the lease payments that are not paid at that date. At the commencement date, a corresponding right-of-use asset is recognized at the amount of the lease liability, adjusted for lease incentives received, retirement costs and initial direct costs. Depreciation is recognized on the right-of-use asset over the lesser of the lease term and the asset’s useful life. The lease liability is subsequently measured at amortized cost using the effective interest method.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases (lease term of 12 months or less) and leases for which the underlying asset is of low value. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Provisions

General

Provisions are recognized when the Company has a present legal or constructive obligation as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

Where discounting is used, the increase in the provision due to the passage of time is recognized as a financial cost and included in interest expense.

25

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

3. Significant accounting policies (continued)

Accounting pronouncements

Certain pronouncements were issued by the IASB or the IFRIC that are mandatory for accounting periods commencing on or after January 1, 2022. Many are not applicable or do not have a significant impact to the Company and have been excluded. The Company is currently evaluating the impact of these new standards on its consolidated financial statements.

IFRS 10 – Consolidated Financial Statements (“IFRS 10”) and IAS 28 – Investments in Associates and Joint Ventures (“IAS 28”) were amended in September 2014 to address a conflict between the requirements of IAS 28 and IFRS 10 and clarify that in a transaction involving an associate or joint venture, the extent of gain or loss recognition depends on whether the assets sold or contributed constitute a business. The effective date of these amendments is yet to be determined, however early adoption is permitted.

IAS 1 – In February 2021, the IASB issued ‘Disclosure of Accounting Policies’ with amendments that are intended to help preparers in deciding which accounting policies to disclose in their financial statements. The amendments are effective for year ends beginning on or after January 1, 2023.

IAS 8 – In February 2021, the IASB issued ‘Definition of Accounting Estimates’ to help entities distinguish between accounting policies and accounting estimates. The amendments are effective for year ends beginning on or after January 1, 2023.

IAS 12 – In May 2021, the IASB issued ‘Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction’ that clarifies how entities account for deferred tax on transactions such as leases and decommissioning obligations. The amendments are effective for year ends beginning on or after January 1, 2023.

IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in January 2020 to provide a more general approach to the classification of liabilities under IAS 1 based on the contractual arrangements in place at the reporting date. The amendments clarify that the classification of liabilities as current or noncurrent is based solely on a company’s right to defer settlement at the reporting date. The right needs to be unconditional and must have substance. The amendments also clarify that the transfer of a company’s own equity instruments is regarded as settlement of a liability, unless it results from the exercise of a conversion option meeting the definition of an equity instrument. The amendments are effective for annual periods beginning on January 1, 2023.

IAS 37 – Provisions, Contingent Liabilities, and Contingent Assets (“IAS 37”) was amended. The amendments clarify that when assessing if a contract is onerous, the cost of fulfilling the contract includes all costs that relate directly to the contract – i.e. a full-cost approach. Such costs include both the incremental costs of the contract (i.e. costs a company would avoid if it did not have the contract) and an allocation of other direct costs incurred on activities required to fulfill the contract – e.g. contract management and supervision, or depreciation of equipment used in fulfilling the contract. The amendments are effective for annual periods beginning on January 1, 2022.

26

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

4. Capital risk management

The Company’s policy is to maintain a strong capital base so as to maintain investor and creditor confidence, safeguard the Company’s ability to support the exploration and development of its exploration and evaluation assets and to sustain future development of the business. The capital structure of the Company consists of equity and debt obligations, net of cash.

The Company’s objective in managing capital is to maintain adequate levels of funding to safeguard the Company’s ability to continue as a going concern in order to pursue the exploration and development of its mineral property interests and to maintain a flexible capital structure which will optimize the costs of capital at an acceptable risk.

The Company plans to manage its capital structure in a manner that provides sufficient funding for operational activities through funds primarily secured through equity capital obtained in private placements. There can be no assurances that the Company will be able to continue raising capital in this manner.

Although the Company has raised funds in the past through the issuance of share capital, it is uncertain whether it will be able to continue this form of financing due to the current difficult conditions for junior mineral exploration companies. The Company makes adjustments to its management of capital in the light of changes in economic conditions and the risk characteristics of its assets, seeking to limit shareholder dilution and optimize its costs of capital while maintaining an acceptable level of risk.

There are no restrictions on the Company’s capital and there were no changes in the Company’s approach to capital management during the periods ended December 31, 2021 and the period from incorporation to December 31, 2020.

5. Financial instruments and risk management

Fair value

Fair value is the amount at which a financial instrument could be exchanged between willing parties based on current markets for instruments with the same risk, principal, and remaining maturity. Fair value estimates are based on present value and other valuation techniques using rates that reflect those that the Company could currently obtain, on the market, for financial instruments with similar terms, conditions, and maturities.

The Company classifies the fair value of the financial instruments according to the following hierarchy based on the observable inputs used to value the instrument:

♦	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
♦	Level 2 – Inputs other than quoted prices included in Level 1 that are observable, either directly (i.e., as prices) or indirectly (i.e., derived from prices).
♦	Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The Company determined that the carrying values of its short-term financial assets and liabilities approximate the corresponding fair values because of the relatively short periods to maturity of these instruments and the low credit risk.

27

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

5. Financial instruments and risk management (continued)

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur financial loss. The Company’s primary exposure to credit risk is on its cash and other receivable. Cash is held with the same financial institution giving rise to a concentration of credit risk. This risk is managed by using a major Canadian bank that is high credit quality financial institution as determined by rating agencies.

Foreign exchange risk

Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The Company has operations in Colombia. The Company incurs expenditures in United States dollars (“USD”), Canadian dollars (“CAD”) and Colombian pesos (“COP”). The greatest risk is the exchange rate of the US dollar relative to the Colombian peso. The Company has not hedged its exposure to currency fluctuations.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to significant interest rate risk.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. As at December 31, 2021, the Company has current assets totaling $169,456 (2020 - $123,828) to settle liabilities of $531,079 (2020 - $101,334).

28

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

6. Mining rights

The Company has been assigned one mining licence, located in Colombia. The mining rights expire on July 20, 2039. In order to maintain the licence in good standing the Company must pay annual licence fees of approximately $532. An application has been made to the government and is in process to transfer the title to the Company. There can be no assurance the application will be completed as filed.

Effective June 10, 2020, the Company, through MTM Sub, was assigned the mining license (the “Mining Licence”), which comprises the Madre Tierra Project, from Ivan Yesid Galvis Chacon and Pablo Cesar Murcia Rodriguez (collectively, the “Vendors”). In exchange for the Mining Licence, the Company (i) paid the Vendors COP$80,000,000 (approximately $22,222), (ii) paid COP$11,593,657 (approximately $3,221) to the ANM and Colombian government for past due fees and taxes, (iii) paid COP$33,117,700 (approximately $9,200) to settle certain debts of the Vendors related to the Mining Licence; and (iv) granted the Vendors a 10% equity interest in MTM Sub.

In connection with the acquisition of the Mining Licence, the Company, pursuant to a finder’s fee agreement dated May 15, 2020, engaged Grupo Andino de Inversiones LLC (“Grupo Andino”) to identify potential mining licences and acquisition targets in Colombia and to assist the Company with the completion of any acquisition of such assets. Grupo Andino identified the Mining Licence for the Company and facilitated the acquisition thereof by the Company from the Vendors. As consideration for Grupo Andino’s services, the Company agreed to pay Grupo Andino (i) $500,000 on or before June 29, 2021 (not completed), subject to the Company completing an equity or debt financing of a minimum of $2,000,000; and (ii) $500,000 upon the Company commencing a mineral exploration drill program on any mining license in Columbia within 18 months of the acquisition date. As the payment terms were contingent on certain triggering events that have not taken place, this agreement terminated December 10, 2021, with no amounts being paid or accrued in connection with this agreement.

Effective July 30, 2020, the Company, through MTM Sub, acquired the commercialization licence from the Colombia Ministry of Commerce, Industry and Tourism (the “MCIT”). Pursuant to the commercialization license, MTM Sub is permitted to purchase raw gold from private licensed miners in Colombia and sell such raw gold to gold refineries in Colombia and internationally. The Company paid COP$160,000,000 (approximately $44,445) to the MCIT to acquire the commercialization licence.

In connection with the acquisition of the commercialization licence, the Company, pursuant to a finder’s fee agreement dated May 15, 2020, engaged Quantum Energy & Gas LLC (“Quantum”) to assist the Company in soliciting the commercialization licence, including assisting the Company with the preparation of all materials required for the application and advising the Company on governmental relations related to the solicitation of the commercialization licence. As consideration for Quantum’s services, the Company agreed to pay Quantum (i) $500,000 on or before June 29, 2021 (not completed), subject to the Company completing an equity or debt financing of a minimum of $3,000,000; and (ii) $500,000 upon the Company commencing the commercial sale of gold pursuant to the commercialization licence within 18 months of the acquisition date. As the payment terms were contingent on certain triggering events that have not taken place, this agreement terminated January 30, 2022, with no amounts being paid or accrued in connection with this agreement.

7. Note payable to shareholder

On November 19, 2021, the Company received a $149,985 loan from a shareholder of the Company. The note payable is unsecured and bears an interest rate of 6% per annum. The note is payable (principal sum plus interest accrued) on demand with 90 days’ notice from the lender.

29

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

8. Share capital

a)	Authorized share capital

Authorized share capital consists of an unlimited number of common shares without par value.

b)	Common shares issued

	Number of common shares	Amount
Balance, May 7, 2020
Issuance of common stock (i)	10,590,000	$1
Issuance of common stock (ii)	11,814,900	236,298
Issuance of common stock (iii)	47,595,100	951,902

Balance, December 31, 2020 and December 31, 2021	70,000,000	$1,188,201

(i)

On May 7, 2020, the Company issued 10,590,000 common shares, at a price of $0.0000001 per common shares for gross proceeds of $1. The Company retained certain repurchase rights such that if certain milestones are not met the Company may reacquire the common shares at their issue price.

(ii)	On October 1, 2020, the Company completed a non-brokered private placement with the issuance of 11,814,900 common shares, at a price of $0.02 per common share, for gross proceeds of $236,298.
(iii)

On October 1, 2020, the Company issued 47,595,100 common shares to consultants and an officer of the Company at a price of $0.02 per share for the value of $951,902 in payment for the value of their consulting services invoiced to the Company.

c)	Warrants

On May 7, 2020, the Company granted 7,000,000 founder warrants of the Company with an exercise price of $0.05 per common share. The fair market value of the warrants was estimated to be $Nil using the Black Scholes option pricing model based on the following assumptions: risk-free rate of 0.35%, estimated current stock price of $Nil based on the common share issue price on May 7, 2020, expected volatility of 100%, based on comparable companies, an estimated life of 5 years and an expected dividend yield of 0%. A total of 3,500,000 warrants with a value of $nil were granted to the directors and officers of the Company. The Company retains certain repurchase rights such that if certain milestones are not met the Company may reacquire the warrants at their issue price ($Nil).

On exercise, each warrant allows the holder to purchase one common share of the Company. The changes in warrants outstanding are as follows:

	Number of warrants	Weighted average exercise price
Warrants outstanding, May 7, 2020	-	$-
Warrants issued	7,000,000	0.05
Warrants outstanding, December 31, 2020 and December 31, 2021	7,000,000	$0.05

Details of warrants outstanding as of December 31, 2021 are as follows:

Weighted average exercise price	Weighted average contractual life	Number of warrants outstanding
$0.05	3.60 years	7,000,000

30

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

8. Share capital (continued)

d)	Stock options

The Company has a stock option plan whereby it may grant options for the purchase of common shares to any director, consultant, employee or officer of the Company or its subsidiaries. The aggregate number of shares that may be issuable pursuant to options granted under the Company’s stock option plan will not exceed 10% of the issued common shares of the Company at the date of grant. The options are non-transferable and non-assignable and may be granted for a term not exceeding five years. The exercise price of the options will be determined by the board at the time of grant, but in the event that the shares are traded on any stock exchange (the “Exchange”), may not be less than the closing price of the shares on the Exchange on the trading date immediately preceding the date of grant, subject to all applicable regulatory requirements.

Information relating to share options outstanding as of December 31, 2021 and 2020 is as follows:

The changes in options are as follows:

	Number of options	Weighted average exercise price
Options outstanding, May 7, 2020	-	$-
Options granted	7,000,000	0.05
Options outstanding, December 31, 2020 and December 31, 2021	7,000,000	$0.05
Options exercisable, December 31, 2020 and December 31, 2021	7,000,000	$0.05

Details of options outstanding as at December 31, 2021 are as follows:

Weighted average exercise price	Number of options outstanding	Weighted average contractual life	Number of options exercisable	Weighted average contractual life
$0.05	7,000,000	3.60 years	7,000,000	3.60 years

On May 7, 2020, the Company granted 7,000,000 stock options to directors, officers and consultants which are exercisable for a period of five years from the date of the grant at an exercise price of $0.05 per common share. The options vested immediately. The estimated fair value of the options at the grant date was $Nil using the Black-Scholes option pricing model based on the following assumptions: expected dividend yield of 0%; estimated share price of $Nil based on the common share issue price on May 7, 2020; expected volatility of 100%; risk-free interest rate of 0.35%; and an expected average life of 5 years. Of the 7,000,000 options granted, 6,000,000 options with a value of $Nil were granted to the directors and officers of the Company. The Company retains certain repurchase rights such that if certain milestones are not met the Company may reacquire the options at their issue price ($Nil).

e)	Share to be issued

During 2021, the Company issued 97,000 units for gross proceeds of $47,500. Each unit is comprised of one common share and one-half of one common share purchase warrant to purchase one additional common share at an exercise price of $0.75 per warrant share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the warrant. The offering has not been completed and as such the common share and warrants have yet to be issued as at December 31, 2021.

31

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

9. Income taxes

a)	Provision for income taxes

The reconciliation of the combined Canadian federal and provincial income taxes at statutory rate of 26.5% (2020 – 26.5%) to the effective tax rate is as follows:

	December 31, 2021	December 31, 2020

Loss before income taxes	$(431,617)	$(1,165,707)

Expected income tax recovery based on statutory rate	(112,000)	(309,000)
Adjusted to expected income tax recovery:
Change in foreign exchange rates	(5,000)	(13,000)
Change in tax rates	4,000	(3,000)
Change in unrecorded deferred tax asset	123,000	325,000
Other	(10,000)	-

Deferred income tax provision (recovery)	$-	$-

b)	Deferred income taxes

Deferred tax assets are a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities.

	December 31, 2021	December 31, 2020

Unrecognized deferred tax assets
Deferred income tax assets have not been recognized in respect of the following deductible temporary differences:

Non-capital loss carry-forwards	$1,620,000	$1,169,000

Total	$1,620,000	$1,169,000

The Company has approximately $1,459,000 (2020 - $1,090,000) of non-capital losses in Canada, and $162,000 (2020 - $76,000) of non-capital losses in Colombia, which under certain circumstances can be used to reduce taxable income in future years. The Canadian non-capital losses begin to expire in 2040 and the Colombian non-capital losses begin to expire in 2032.

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can use the benefits.

32

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

10. Loss per share

For the year ended December 31, 2021, basic and diluted loss per share has been calculated based on the loss attributable to common shareholders of $431,617 (2020 - $1,165,707) and the weighted average number of common shares outstanding of 70,000,000 (2020 – 33,305,588).

11. Related party transactions

In addition to their contracted fees, directors and officers also participate in the Company’s stock option program. Certain executive officers are subject to termination notices of twenty-four months and change of control contingent provisions (Note 12).

	For the year ended December 31, 2021	Period from incorporation on May 7, 2020 to December 31, 2020
Directors & officers’ compensation	$129,244	$71,326

Included in the amounts payable and accrued liabilities as at December 31, 2021 is (1) $149,608 (2020 - $54,866) owed to Gestaltqualitat Inc. for consulting services to the Company in the capacity of Chief Executive Officer (Sasha Kaplun is an officer and director of the Company and is also a director and officer of Gestaltqualitat Inc.) and (2) $49,785 (2020 - $16,460) owed to Robert Harrison for management services to the Company in the capacity of Chief Financial Officer. These amounts are non-interest bearing, unsecured and due on demand.

On May 7, 2020, the Company issued 3,500,000 common shares to directors and officers of the Company at price of $0.0000001 per common share.

On October 1, 2020, the Company issued 47,595,100 common shares to consultants and an officer of the Company at a price of $0.02 per share for the value of $951,902 based on the value of consulting services agreed upon by consultants and directors of the Company. Of the 47,595,100 common shares issued, a total of 500,000 common shares with a value of $10,000 were issued to an officer of the Company.

33

Madre Tierra Mining Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and the period from incorporation on May 7, 2020 to December 31, 2020

(Expressed in United States Dollars)

12. Commitments and contingencies

The Company is party to certain management contracts. Currently, these contracts require payments of approximately CAD $162,000 ($131,000) to be made upon the occurrence of a change in control to the officers of the Company, The Company is also committed to a payment upon termination of approximately CAD$81,000 ($65,500) pursuant to the term of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

On September 23, 2020, the Company signed a broker-dealer agreement with Dalmore Group LLC (“Dalmore”). To provide operation and compliance services. The Company shall pay a fee equal to 3% on the aggregate amount of funds raised by Dalmore from investors in Washington, Arizona, Texas, Alabama, North Dakota, Florida, and New Jersey. There is also a one-time advance set up fee of $5,000. Additionally, the Company has engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering and shall pay a one-time consulting fee of $50,000 ($25,000 paid). The agreement is also subject of a 60-day written termination notice by either the Company or Dalmore.

Certain finder’s fee agreements contain contingent payments be made under certain circumstances. See note 6.

The Company’s exploration activities are subject to various federal, state, provincial, and international laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

From time to time, the Company may be named as a party to claims or involved in proceedings in the ordinary course of its operations. While the outcome of any such matters may not be estimable, the Company makes provisions, where possible, for the estimated outcome of such claims or proceedings. Should a loss result from the resolution of any claims or proceedings that differs from these estimates, the difference will be accounted for as a charge to net income (loss) in that period.

13. Subsequent events

 Offering and Broker Dealer Arrangement

Madre Tierra is offering up to 57,142,857 (the “Maximum Offering”) units (the “Units”) of the Company to be sold in the offering (the “Offering”). Each Unit is comprised of one common share and one-half of one common share purchase warrant to purchase one additional common share at an exercise price of $0.75 per warrant share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the warrant. The Units are being offered at a purchase price of $0.50 per Unit. Madre Tierra is selling the Units through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933. There is no assurance of any number of Units being subscribed pursuant to the Offering.

34

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case, as indicated below.

Exhibit No.	Description
2.1	Articles of Incorporation (available here, https://www.sec.gov/Archives/edgar/data/1844557/000159406221000020/ex21.htm)

3.1	Form of Warrant for Warrant Shares (available here, https://www.sec.gov/Archives/edgar/data/1844557/000159406221000042/ex32.htm)

4.1	Form of Subscription Agreement (available here, https://www.sec.gov/Archives/edgar/data/1844557/000159406221000042/ex41.htm)

6.1	The Mining License (translation) (available here, https://www.sec.gov/Archives/edgar/data/1844557/000159406221000042/ex61.htm)

6.2	Form of Options Issuance (available here, https://www.sec.gov/Archives/edgar/data/1844557/000159406221000020/ex63.htm)

6.3	Sasha Kaplun Consulting Agreement (available here, https://www.sec.gov/Archives/edgar/data/1844557/000159406221000020/ex64.htm)

6.4	Robert Harrison Consulting Agreement (available here, https://www.sec.gov/Archives/edgar/data/1844557/000159406221000020/ex65.htm)

6.5	Commercialization License (translation) (available here, https://www.sec.gov/Archives/edgar/data/1844557/000159406221000042/ex66.htm)

6.6	Shareholder Loan Agreement dated November 19, 2021

35

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Madre Tierra Mining Ltd.

/s/ Sasha Kaplun
Chief Executive Officer

Date: April 28, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Sasha Kaplun
Chief Executive Officer and Director

Date: April 28, 2022

/s/ Robert Harrison
Robert Harrison, Principal Financial Officer, Principal Accounting Officer

36